EXHIBIT 10.5
AMENDMENT NUMBER 7
TO LICENSE AGREEMENT

This amendment dated June 4, 2009 (the “Seventh Amendment”) further amends the License Agreement dated December 9, 1996, as amended by amendments Number 1 through 6 thereto (“the Agreement”), by and between Coach, Inc. (“Licensor”) and Movado Group, Inc. (“MGI”) and Swissam Products Limited (“SPL”) as licensees (collectively, “Licensee”).

WHEREAS, the parties desire to make certain additional changes to the Agreement as set forth below:

NOW THEREFORE in consideration of the mutual covenants and the premises set forth herein, the Agreement is hereby amended as follows:

1.	Section 1.3 as amended in the Sixth Amendment is hereby amended by adding “Websites (as defined herein),” after “jewelry store chains,”.

2.	Add the following new Sections 1.13 and 1.14:

1.13	“Websites” shall mean those Internet websites owned and operated by such third parties as have been approved in the past or future in writing by Licensor to sell Licensed Products.

1.14
“Online Watch Retailers” or “OWRs” shall mean those retailers/distributors that own and operate the Websites, each of which shall be considered an Authorized COACH Retailer for the purposes of the Agreement.

3.
Amend Section 8.4 to add the following final sentence:  “Licensor may terminate any Website previously approved by Licensor, as provided under Section 8.10, as an approved Non-Licensor Channel for the sale of the Licensed Products at any time upon 90 days’ written notice to Licensee.”

4.
Section 8.10 of the Agreement shall be amended to add, after “Internet” in the first sentence, “, except that the foregoing prohibition shall not apply as to any Website which is approved in writing by Licensor as an approved Non-Licensor Channel for the sale of the Licensed Products.”

5.	Amend Section 12.4 of the Agreement by adding “or OWRs” after “wholesale distributors” in the fourth sentence of the Section as amended in the First Amendment.

6.	Immediately following Section 12.11 of the Agreement, the following new Sections 12.12 and 12.13 shall be added:

12.12	“The Licensed Products permitted to be advertised and sold by each Online Watch Retailer on its Website may include all or a subset of the styles and SKUs

**  CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED FROM PAGE 2 AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PUSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (“1934 ACT”)

advertised or  sold via the website owned and operated by Licensor (www.coach.com) (together, the “Coach.com Products”). Any other styles or SKUs must be approved by Licensor in writing prior to being advertised on any Website or sold to any Online Watch Retailer for resale on such OWR’s Website an no Online Watch Retailer may purchase from Licensee for advertisement  or sale on any Website more than a total of six SKUs during any six month period which are not Coach.com Products.”

12.13
“During the term, Licensor shall provide each approved Online Watch Retailer directly with artwork, photographs, lists and descriptions of Licensed Products, editorial content, product sequencing and related products (i.e., “suggested sells”), approved forms of Licensor’s logos, trademarks, trade names and other materials reasonably necessary for the Online Watch Retailers to advertise the Licensed Products on the Websites (together, “Content”).  All Content shall be owned by Licensor. Any display of Content on the Websites or otherwise shall be subject to Licensor’s prior written consent.  In respect of Licensor’s costs associated with creating, producing and delivering the Content to the Online Watch Retailers, Licensee shall pay to Licensor: (1) within fifteen (15) days after signing this Amendment, the amount of   *  , and (2) commencing with the first calendar quarter in which the first Website becomes operative the amount of        *        per calendar quarter that this Amendment is in effect, to be paid on the same date that royalty payments are made for such quarter.  For the fees described above, Licensor shall provide to Licensee all Content that is being used by Licensor on its coach.com website, and any other website operated by or for Licensor in replacement of or in addition to such website.  Any additional Content requested by Licensee, including for styles or SKUs referenced in the second sentence of Section 12.12 above, shall be made available for an additional fee of                *                 per item of other Content such as any artwork (including banners), email advertisement or editorial content.  Licensee will comply with all reasonable timelines and guidelines established by Licensor and provided to Licensee in writing from time to time, with respect to any Licensee requests for and/or use of any Content.”

8.
Section 13.2 of the Agreement shall be amended to add a new subsection (c) as follows:  “In addition to any other reporting required in this Agreement, Licensee shall provide to Licensor weekly and/or monthly reports as requested by Licensor, with respect to sales of Licensed Products to the OWRs for sale on the Websites, in a format requested by Licensor.  Such reports shall include, but not be limited to, the following information:  net sales, traffic, conversion and demand.”

9.	Except as set forth in this Seventh Amendment, the Agreement shall remain in full force and effect.

10.	This Seventh Amendment may be signed by the parties duly executing counterpart originals.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

IN WITNESS WHEREOF, the parties have caused this Seventh Amendment to be executed by their authorized officers and to become effective as of the date first above written.

COACH, INC.                                                                           SWISSAM PRODUCTS LIMITED

By: /s/ Joseph P. Stafiniak                                                                      By: /s/ Timothy F. Michno
Name: Joseph Stafiniak                                                                           Name: Timothy F. Michno
Title: SVP Licensed Categories                                                             Title: Director/ General Counsel

MOVADO GROUP, INC.

By: /s/ Timothy F. Michno
Name: Timothy F. Michno
Title: General Counsel

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